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Ratio of Earnings to Fixed Charges                                                                                        EXHIBIT 12
For Fiscal Years Ended 1996 - 2000
(000's)
                                                                                            Fiscal Year Ended
                                                                        -----------------------------------------------------------
                                                                           11/26/00    11/28/99    11/29/98   11/30/97    11/24/96
                                                                        -----------------------------------------------------------

FIXED CHARGES:
Interest:
     Interest expense (includes amortization of debt discount and costs)  $ 234,098   $ 182,978   $ 178,035  $ 212,358   $ 145,234
     Capitalized debt costs                                                  34,769      15,729      27,447     25,221      33,941
     Interest factor in rental expense                                       26,026      28,700      26,733     32,600      29,733
                                                                        -----------------------------------------------------------
          Total fixed charges                                               294,893     227,407     232,215    270,179     208,908
                                                                        -----------------------------------------------------------

EARNINGS:
Income before income taxes                                                  343,680       8,499     162,700    184,281     619,906

Add:  Fixed charges                                                         294,893     227,407     232,215    270,179     208,908

Subtract:  Capitalized debt costs                                           (34,769)    (15,729)    (27,447)   (25,221)    (33,941)

                                                                        -----------------------------------------------------------
                     Total Earnings                                         603,804     220,177     367,468    429,239     794,873
                                                                        -----------------------------------------------------------


Ratio of Earnings to Fixed Charges                                              2.0         1.0         1.6        1.6         3.8


In computing the ratio of earnings to fixed charges: (1) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of capitalized debt costs) and (2) fixed charges consist of interest and debt discount and cost expenses (including amounts capitalized) and the estimated interest portion of rents.

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